EXHIBIT (4)(i)

         WAIVER AND AMENDMENT NO. 1 TO CREDIT AGREEMENT


          This Waiver and Amendment No. 1 to Credit Agreement
("Amendment No. 1") is dated as of June 3, 1994 and is made by and of the undersigned Lenders and The First National Bank of Chicago, individually and as agent for the Lenders.

                         R E C I T A L S

          A. The parties hereto are party to a certain Credit Agreement dated as of March 24, 1994 (the "Credit Agreement"). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement.

          B. The parties hereto desire to enter into this Amendment No. 1 in order to (a) evidence the waiver of any and all Defaults or Unmatured Defaults which have occurred and are continuing as a result of the failure of the Company to repay certain Indebtedness described on Schedule 6.2 to the Credit Agreement on or prior to the repayment date set forth on such Schedule with respect to such Indebtedness, and (b) to amend the Credit Agreement to make certain changes with respect to the provisions regarding the application of the proceeds of the Subordinated Notes.

          NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the Agent, the Lenders signatory hereto and the Company agree as follows:

          1.   Amendments.

          1.1 Amendment of Schedule 2.21(b)(iii). From and after the Effective Date (as defined below), the Credit Agreement shall be amended by deleting Schedule 2.21(b)(iii) thereto in its entirety and inserting Schedule 2.21(b)(iii) attached hereto in substitution therefor.

          1.2 Amendment of Schedule 2.21(c)(ii). From and after the Effective Date (as defined below), the Credit Agreement shall be amended by deleting Schedule 2.21(c)(ii) thereto in its entirety and inserting Schedule 2.21(c)(ii) attached hereto in substitution therefor.

          2. Waiver. The Lenders hereby waive all Defaults and Unmatured Defaults arising under the Credit Agreement, including, without limitation, subsection 6.2 thereof, as the result of the failure of the Company, on or prior to April 23, 1994, to repay that certain Indebtedness in an aggregate principal amount of $3,845,000 described as "Foreign Debt" on Schedule 6.2 to the Credit Agreement (the "Foreign Debt"), provided, however, that
(a) the foregoing waiver is subject to the condition subsequent that such Foreign Debt be repaid on or prior to August 3, 1994 and, in the event such Foreign Debt is not so repaid on or prior to such date, such failure shall constitute, as of such date, a Default under the Credit Agreement, and (b) this waiver shall not be construed as a continuing waiver of compliance with the terms of subsection 6.2 or any other applicable provisions of the Credit Agreement and nothing contained herein shall be deemed to constitute a waiver of any other term or condition contained in the Credit Agreement.

          3. Representations and Warranties. The Company represents and warrants that: (a) this Amendment No. 1 is a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforce ment is sought in a proceeding in equity or at law); and (b) after giving effect to the execution of Amendment No. 1, no Default or Unmatured Default has occurred and is continuing.

          4. Effective Date. This Amendment No. 1 shall become effective only upon receipt by the Agent (with sufficient copies for the Lenders) of this Amendment No. 1 executed by the Agent, the Required Lenders and the Company. The date upon which the above condition has been satisfied is the "Effective Date." Upon the occurrence of the Effective Date, this Amendment No. 1 shall be deemed to have become effective as of the date first written above.

          5. Effect of Amendment. Upon execution of this Amendment No. 1 and the occurrence of the Effective Date, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to the Credit Agreement in any of the other Loan Documents shall mean and be a reference to the Credit Agreement as amended hereby. Except as specifically set forth above, the Credit Agreement, the Exhibits and Schedules thereto and the Notes shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

          6. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one instrument.

          7. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois, but giving effect to federal laws applicable to national banks.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their duly authorized representatives as of the date first written above.



                         SPX CORPORATION

                         By:    /s/ Robert C.Huff

                         Title:     Treasurer


                         THE FIRST NATIONAL BANK OF CHICAGO,
                         Individually and as Agent

                         By:    /s/ Patricia H. Besser

                         Title:     Vice President


                         THE BANK OF NEW YORK,
                         as Lender

                         By:    /s/ C. L. Flaton

                         Title:     Assistant Vice President


                         NBD BANK, N.A.,
                         as Lender

                         By:     /s/ Susanna P. Nichols

                         Title:      Assistant Vice President


                         THE BANK OF NOVA SCOTIA,
                         as Lender

                         By:

                         Title:


                         MICHIGAN NATIONAL BANK,
                         as Lender

                         By:

                         Title:


                         THE SUMITOMO BANK, LIMITED,
                         as Lender

                         By:

                         Title:


SPX CORPORATION                         SCHEDULE 2.21(b)(iii)
CREDIT AGREEMENT


                INDEBTEDNESS OF SPT TO BE REPAID
                 FROM SUBORDINATED NOTE PROCEEDS


                                       Amount
                                   Outstanding at
                                    December 31,
                                        1993


14.50% senior subordinated               $100,000
debentures    due May 15, 1999
Term bank loan                             78,863
Revolving credit loan                      30,000
Total SPT debt                           $208,863
                      SCHEDULE 2.21(c)(ii)


I.    A new Section 5.25 is added as follows:

         5.25. Subordinated Notes. the Borrower has all requisite power and authority (corporate and otherwise) and legal right to issue the Subordinated Notes and to incur the Indebtedness evidenced by the Subordinated Debt Documents. The subordination provisions of the Subordinated Notes will be enforceable against the holders of the Subordinated Notes by the holder of any Notes which has not effectively waived the benefits thereof. All Obligations, including the Obligations to pay principal of and interest on the Notes, constitute senior Indebtedness entitled to the benefits of the subordination created by the Subordinated Debt Documents. The Borrower acknowledges that the Agent and each Lender are extending the Facility Termination Date pursuant to Section 2.21(b) and are continuing to extend the Aggregate Revolving Credit Commitment in reliance upon the subordination provisions contained in the Subordinated Debt Documents and this Section 5.25.

II.   A new Section 6.32 is added as follows:

         6.32. Subordinated Debt Documents. The Borrower will not make any amendment or modification of any Subordinated Debt Documents, nor shall the Borrower directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire any of the Indebtedness evidenced by the Subordinated Notes.

III.  A new Section 6.33 is added as follows:

         6.33 Repayment of SPT Mortgage. The Borrower shall, on or prior to September 1, 1994, repay in full, or cause SPT to repay in full, that certain mortgage Indebtedness of SPT in an aggregate principal amount of $1,343,000 as of December 31, 1993.

IV. Section 7.3 is deleted in its entirety and the following is added in substitution therefor:

         7.3 The breach by the Borrower of any of the terms or provisions of Section 6.2, Sections 6.10 through 6.24 or Sections 6.26 through 6.33.